Exhibit 99.4

Consolidated Financial Statements of

International Sovereign Energy Corp.

For the years ended December 31, 2010 and 2009

Calgary, Alberta

March 29, 2011

MANAGEMENT’S REPORT

The information contained in the accompanying financial statements and other financial information as well as the reporting process that produces such statements is the responsibility of Management. Management maintains a system of internal controls designed to reasonably assure that transactions are appropriately authorized, that relevant and reliable financial information is produced in a timely manner and that the assets of the Corporation are adequately safeguarded.

Management is responsible for the integrity and objectivity of the information contained in this report and for the consistency between the consolidated financial statements and other financial and operating data contained elsewhere in these consolidated financial statements and the management discussion and analysis. The accompanying consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada using estimates and careful judgment, particularly in those circumstances where transactions affecting a current period are dependent upon future events. The accompanying consolidated financial statements have been prepared using policies and procedures established by management and fairly reflect the Company’s financial position, results of operations and changes in financial position, within Canadian generally accepted accounting principles. Management has established and maintains a system of internal controls that is designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and the financial information is reliable and accurate.

The Company’s external auditors, Deloitte & Touche LLP, have audited the consolidated financial statements. The Audit Committee of the Board of Directors that consists of non-management directors has reviewed in detail the consolidated financial statements with management and the external auditors. The Audit Committee has reported its findings to the Board of Directors who have approved the consolidated financial statements.

signed “ Sharad Mistry”
Sharad Mistry
Chief Financial Officer and Chief Executive Officer

Deloitte & Touche LLP
700, 850 2nd Street S.W.
Calgary AB T2P 0R8
Canada

Tel: 403-267-1700
Fax: 403-267-2871
www.deloitte.ca

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of International Sovereign Energy Corp.

We have audited the accompanying consolidated financial statements of International Sovereign Energy Corp., which comprise the consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of operations, comprehensive loss and retained earnings (deficit) and cash flows for the years then ended, and the notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of International Sovereign Energy Corp. as at December 31, 2010 and 2009 and its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company had an accumulated deficit of $9.9 million and working capital deficit of $4.1 million at December 31, 2010 and cash flow from operating activities of $3.2 million and a net loss of $3.5 million during the year ended December 31, 2010. These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

Other Matter

On March 29, 2011, we reported separately to the shareholders of International Sovereign Energy Corp. on our audit of the consolidated financial statements as at and for the years ended December 31, 2010 and 2009, prepared in accordance with Canadian generally accepted accounting policies. The attached financial statements also include Note 12, differences between Canadian and United States generally accepted accounting principles.

(signed) “Deloitte & Touche LLP”
Calgary, Canada
Chartered Accountants
March 29, 2011, except for Note 12 which is dated November 23, 2011

International Sovereign Energy Corp.

Consolidated Balance Sheets

As at December 31,

	2010	2009
ASSETS
Current
Cash	$28,759	$51,990
Restricted cash (Note 6)	2,628,830	—
Accounts receivable	789,665	1,322,021
Prepaid expenses and deposits	446,439	263,988

	3,893,693	1,637,999
Restricted cash (Note 6)	—	2,779,261
Petroleum and natural gas assets (Note 3)	20,252,217	24,874,927

	$24,145,910	$29,292,187

LIABILITIES
Current
Accounts payable and accrued liabilities	$1,937,892	$3,354,392
Letter of guarantee (Note 6)	2,327,364	—
Current portion of asset retirement obligations (Note 4)	175,000	—
Revolving line of credit (Note 5)	3,574,852	3,360,836

	8,015,108	6,715,228
Letter of guarantee (Note 6)	—	2,457,281
Future income tax liability (Note 8)	—	732,387
Asset retirement obligations (Note 4)	2,174,704	2,130,562

	10,189,812	12,035,458

SHAREHOLDERS’ EQUITY (Note 7)
Share capital	21,546,430	21,546,430
Warrants	32,711	493,234
Contributed surplus	2,289,362	1,641,752
Deficit	(9,912,405)	(6,424,687)

	13,956,098	17,256,729

	$24,145,910	$29,292,187

See accompanying notes to the consolidated financial statements

Commitments and contingencies (Note 11)

Approved by the Board

Signed-“John Lokker” – Director

Signed-“Peter Proszanski” – Director

International Sovereign Energy Corp.

Consolidated Statements of Operations, Comprehensive Loss and Deficit

For the years ended December 31,

	2010	2009
REVENUES
Petroleum and natural gas	$6,859,085	$8,867,843
Royalties	(994,391)	(872,657)
Other	12,770	26,701

	5,877,464	8,021,887

EXPENSES
Operating and transportation	2,517,942	3,513,318
General and administrative	1,647,340	2,197,444
Stock-based compensation (Note 7)	187,087	199,358
Interest	220,143	82,730
Depletion, depreciation and accretion	6,276,766	8,348,302
International operating costs (recovery) (Note 11)	(693,860)	1,865,227
Loss (gain) on foreign exchange	(57,952)	39,306

	10,097,466	16,245,685

Loss before taxes	(4,220,002)	(8,223,798)
Current income tax	103	8,936
Future income tax recovery (Note 8)	(732,387)	(1,412,040)

Net loss and comprehensive loss	(3,487,718)	(6,820,694)
Retained earnings (deficit), beginning of year	(6,424,687)	396,007

Deficit, end of year	$(9,912,405)	$(6,424,687)

Loss per common share
Basic and diluted	$(0.22)	$(0.42)
Weighted average number of common shares
Basic and diluted	16,096,084	16,096,084

See accompanying notes to the consolidated financial statements

International Sovereign Energy Corp.

Consolidated Statements of Cash Flows

For the years ended December 31,

	2010	2009
OPERATING
Net loss	$(3,487,718)	$(6,820,694)
Items not involving cash:
Depletion, depreciation and accretion	6,276,766	8,348,302
Stock-based compensation	187,087	199,358
Future income tax recovery	(732,387)	(1,412,040)
Loss (gain) on foreign exchange	(57,952)	39,306
Abandonment expenditure	—	(818,798)

	2,185,796	(464,566)
Change in non-cash working capital (Note 9)	971,820	(815,388)

Cash flow from (used in) operating	3,157,616	(1,279,954)

FINANCING
Revolving line of credit drawdown	214,016	3,360,836

Cash flow from financing	214,016	3,360,836

INVESTING
Petroleum and natural gas expenditures	(1,834,914)	(4,604,041)
Petroleum and natural gas dispositions	400,000	—
Change in non-cash working capital (Note 9)	(1,959,949)	1,195,466

Cash flow used in investing	(3,394,863)	(3,408,575)

Change in cash	(23,231)	(1,327,693)
Cash, beginning of year	51,990	1,379,683

Cash, end of year	$28,759	$51,990

Supplementary cash flow information:
Interest earned	$12,770	$26,701
Interest paid	$220,143	$82,730

See accompanying notes to the consolidated financial statements

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

1. NATURE OF BUSINESS, BASIS OF PRESENTATION and GOING CONCERN

International Sovereign Energy Corp. (“ISR”) and its wholly owned subsidiaries, International Sovereign Energy Corp SA and Bellwether International Inc. (“BII”), (collectively the “Company”), are in the business of exploring for, and the acquisition, development and production of oil and natural gas reserves in Canada and internationally. During 2010 and 2009, the subsidiaries remained inactive and the Company is evaluating its international activities, with a view to reduce its obligations and underlying interests in these international locations on a go-forward basis.

Basis of Presentation

These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“GAAP”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company as at December 31, 2010 has a working capital deficit of $4.1 million and an accumulated deficit of

$9.9 million, and for the year ended December 31, 2010 incurred a net loss of $3.5 million and had cash inflows from operating activities of $3.2 million. These conditions will limit certain of the Company’s previously planned business development activities and it will continue to provide risk for the Company’s future.

There is significant doubt about whether the Company will be able to continue as a going concern. The ability of the Company to execute on its future business plan may require the Company to raise additional capital (through debt, equity or sale of assets); maintain the continuing support of its lenders, and achieve a profitable level of operations through minimizing general and administrative expenses, finding reserves and optimizing future production.

The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should the Company be unable to continue as a going concern, and these adjustments and reclassifications may be material.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. During 2010 and 2009 the subsidiaries remained inactive and all inter-company transactions have been eliminated on consolidation.

Joint Operations

Substantially all of the exploration, development and production activities are conducted jointly with others and accordingly, the Company only reflects its proportionate interest in such activities.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Computations of provisions and estimates for income taxes involve management making judgments with respect to interpretations of tax regulations and related legislation which is continually changing. In addition, there are tax matters that have not yet been confirmed by taxation authorities. While management believes the provision for income taxes is adequate, these amounts are subject to measurement uncertainty. The amounts recorded for depletion and depreciation and the provision for asset retirement obligations are based on estimates. The ceiling test calculation is based on estimates of proved and probable reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. The impairment assessments of unproved properties are based on management’s expectations and best estimates of expected recovery. By their nature these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future periods could be significant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which are fully tradable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the calculated fair value, such value is subject to measurement uncertainty. Adjustments required, if any, to these provisions will be reflected in the period that it is determined that adjustments are warranted. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be material.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term investments with a maturity of three months or less on the date of purchase.

Petroleum and Natural Gas Assets

The Company follows the full cost method of accounting for petroleum and natural gas assets under which all costs related to the acquisition, exploration and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling productive and non-productive wells and overhead charges related directly to acquisition, exploration and development activities.

The Company’s international projects are in pre-production stage. The Company defers and capitalizes all costs relating to the investigation and acquisition of international projects on a country by country basis until such time as the costs no longer meet the deferral requirements under GAAP. These projects are assessed at least annually for impairment, as well as when events indicate that impairment may have occurred.

Costs of acquiring and evaluating unproven properties in Canada and costs of exploration in international cost centers are excluded initially from costs subject to depletion, until it is determined whether or not proved reserves are attributable to the properties or, in the case of major development projects, commercial production has commenced, or impairment has occurred. Impairment occurs whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When proven reserves are determined or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to the costs subject to depletion for that country’s cost centre. Proceeds from disposal of properties will normally be applied as a reduction of the cost of the remaining assets unless the disposal would result in a greater than 20% change in the depletion rate, in which case a gain or loss will be recorded.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

The net carrying value of the Company’s petroleum and natural gas properties for each country is limited to an ultimate recoverable amount. This is determined by estimating the present value of future escalated cash flows based on management’s best estimate of the future operating environment using proved reserves. Future net revenues are estimated using future price forecasts. Net capitalized costs of the Company’s petroleum and natural gas properties in each cost centre are evaluated in each reporting period to determine whether the costs are impaired and exceed the fair value of the properties. The costs are not impaired if the sum of the undiscounted cash flows expected from the production of proved reserves and the cost, net of impairment allowances, of unproved properties exceed the carrying value of the cost centre. If the carrying value of the cost centre is impaired, an impairment loss is recognized to the extent that the carrying value exceeds the sum of the discounted cash flows expected from the production of proved and probable reserves and the cost, net of impairment allowances, of unproved properties. The cash flows are estimated using future product prices and costs and are discounted using a market based interest rate. Any reduction in value, as a result of the ceiling test will be charged to operations.

Depletion and Depreciation

For each cost center with proved reserves, the capitalized costs associated with proven reserves, including the costs of production equipment, are depleted and depreciated on the unit-of-production method based on the estimated proven reserves before royalties, determined by independent petroleum engineers. Oil and gas reserves and production are converted into equivalent units based upon estimated relative pricing content at a ratio of six thousand cubic feet of gas to one barrel of oil.

Other assets, comprised of office equipment and furniture and fixtures, are recorded at cost and depreciated over their useful life on a declining balance basis of approximately 20 percent.

Asset Retirement Obligations

The Company records a liability for the fair value of future asset retirement obligations in the period in which they are incurred, normally when the asset is purchased or developed. On recognition of the liability there is a corresponding increase in the carrying amount of the related asset within the petroleum and natural gas assets, which is depleted on a unit-of-production basis over the life of the reserves. Estimates used are evaluated on a periodic basis and any adjustments are applied prospectively. The liability is adjusted each reporting period to reflect the passage of time, with the accretion charged to earnings. Actual costs incurred upon settlement of the obligations are charged against the liability.

Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Upon initial recognition all financial instruments, including derivatives, are recognized on the balance sheet at fair value. Subsequent measurement is then based on the financial instruments being classified into one of five categories: held for trading, held to maturity, loans and receivables, available for sale and other liabilities. The Company has designated its financial instruments into the following categories applying the indicated measurement methods:

Financial Instrument	Category	Measurement Method
Cash	Held for trading	Fair value
Accounts receivable and deposits Restricted cash	Loans and receivables Held for trading	Amortized cost Fair value
Accounts payable and accrued liabilities	Other liabilities	Amortized cost
Revolving line of credit	Other liabilities	Amortized cost
Letter of guarantee	Held for trading	Fair value

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

The Company will assess at each reporting period whether a financial asset, other than those classified as held for trading, is impaired. An impairment loss, if any, is included in net earnings.

The Company may periodically enter into certain financial derivative and physical delivery sales contracts in order to reduce its exposure to market risks from fluctuations in commodity prices. These instruments are not used for trading or speculative purposes. The Company did not enter into any such contracts in 2010 or 2009.

The Company measures and recognizes embedded derivatives separately from the host contracts when the economic characteristics and risks of the embedded derivatives are not closely related to those of the host contract, when it meets the definition of a derivative and when the entire contract is not measured at fair value. Embedded derivatives are recorded at fair value.

Revenue Recognition

Petroleum and natural gas revenues are recognized when the commodities are sold and title passes to an external party. All of the Company’s revenues are earned in Canada.

Interest income is recognized when earned.

Foreign Currency

The Company follows the temporal method when translating foreign currency transactions and the financial statements of its integrated subsidiaries. Under this method, foreign currency denominated assets and liabilities are translated at the exchange rate prevailing at the balance sheet date for monetary items and at the transaction date for non-monetary items. Revenues and expenses, except depletion and depreciation, are translated at average exchange rates for the period. Depletion and depreciation are translated at the same rate as the related assets. Exchange gains or losses arising from the translation of monetary items are included in the determination of net loss.

Stock-based Compensation

The Company uses the fair value based method of valuing stock-based compensation based on a Black-Scholes model. Under this method, the compensation cost attributed to stock options are measured at the fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus. Upon settlement of the stock options, the previously recognized value in contributed surplus and proceeds are recorded as an increase to shareholders’ capital.

The Company had not incorporated an estimated forfeiture rate for grants under the Plan that will not vest, rather, the Company accounts for forfeitures as they occur.

Income Taxes

The Company follows the liability method of accounting for income taxes. Temporary differences arising from the differences between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax assets or liabilities. Future income tax assets or liabilities are calculated using tax rates substantively enacted and anticipated to apply in the periods that the temporary differences are expected to reverse. The benefit of any uncertain tax benefits, if any, are only recognized if it is more likely than not that they would be realized.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Loss per Share Information

Per share information is calculated on the basis of the weighted average number of Company shares outstanding during the fiscal period. Diluted per share information includes the impact of the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted to shares. Diluted per share information is calculated using the treasury stock method that assumes any proceeds received by the Company upon the exercise of in-the-money share options plus the unamortized share compensation cost would be used to buy back Company shares at the average market price for the period.

Flow-through Shares

The Company issues flow-through shares from time to time to finance a portion of its exploration and development activities. Pursuant to the terms of these issues, the tax benefits associated with the resource expenditures will be renounced to the shareholders in accordance with income tax legislation. To recognize the renunciation of the tax benefits, the future tax liability is increased and share capital is reduced by the estimated amount of the tax benefits renounced to the shareholders at the time the related expenditures are renounced with the Canada Revenue Agency.

Future Accounting Changes

IFRS

The CICA Accounting Standards Board (“AcSB”) adopted a strategic plan for the direction of accounting standards in Canada. In February 2008, the AcSB confirmed that International Financial Reporting Standards (“IFRS”) will replace Canadian GAAP in 2011 for publicly accountable entities. The Company is currently evaluating the impact to the financial statements.

3. PETROLEUM AND NATURAL GAS ASSETS

	2010 $	2009 $
Petroleum and natural gas assets
- Canada	55,917,756	54,464,324
- International	12,366,754	12,366,754
Furniture and equipment	348,564	320,596

	68,633,074	67,151,674
Accumulated depletion and depreciation	36,014,103	29,909,993
Accumulated provisions for impairment of international assets	12,366,754	12,366,754

Petroleum and natural gas assets, net	20,252,217	24,874,927

The calculation of 2010 Canadian depletion and depreciation expense included an estimated $146,300 (2009 – $473,700) for future development costs associated with proved undeveloped reserves and excluded $1,861,000 (2009 – $2,121,615) for the carrying value of unproven properties.

The Company did not capitalize geological and geophysical costs associated with exploration and development of Canadian capital assets during the year ended December 31, 2010 (2009 – $356,298).

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

3. PETROLEUM AND NATURAL GAS ASSETS (cont’d)

The Company performed a ceiling test calculation at December 31, 2010 resulting in the undiscounted cash flows from proved reserves plus the cost (less any impairment) of unproved properties exceeding the carrying the value of oil and gas assets. The following table summarizes the future benchmark prices the Company used in the ceiling test:

	AECO C	Edmonton Par Price	Alberta Heavy
	$CDN/MMBTU	$CDN/BBL	$CDN/BBL
2011	4.14	87.30	70.30
2012	4.71	90.28	71.28
2013	5.29	93.83	72.83
2014	5.76	95.88	72.88
2015	6.27	97.92	74.60
2016	6.77	99.88	76.23
2017	7.02	101.88	77.90
2018	7.16	103.91	79.59
2019	7.30	105.99	81.33
2020	7.45	108.11	83.09
2021 - 2028 (1)	8.15	118.31	90.34
thereafter (2)	2%	2%	2%

(1)	Prices are shown as the average over the period.
(2)	All prices escalated at 2% per year after 2028.

4. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations were estimated based on the Company’s net ownership interest in all wells and facilities, the estimated costs to abandon and reclaim the wells and facilities and the estimated timing of the costs to be incurred in future periods. The total undiscounted amount of the estimated cash flows required to settle the asset retirement obligations is approximately $3.7 million (2009 – $3.8 million) which will be incurred over the next 26 years with the majority of costs incurred between 2015 to 2035. A credit adjusted risk-free rate of eight percent and inflation rate of two percent were used to calculate the fair value of the asset retirement obligations.

The following reconciles the Company’s asset retirement obligations:

	2010 $	2009 $
Balance, beginning of year	2,130,562	2,496,439
Liabilities disposed	(72,563)	29,667
Liabilities settled	—	(818,798)
Accretion expense	172,656	190,839
Change in estimate	119,049	232,415
Current portion of asset retirement obligations	(175,000)	—

Balance, end of year	2,174,704	2,130,562

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

5. REVOLVING LINE OF CREDIT

ISR has a revolving line of credit available up to $6.0 million with a Canadian chartered bank. The Company is required to maintain a working capital ratio of 1:1, defined as current assets, including any undrawn balance on the credit line, to current liabilities. The revolving line of credit bears interest at prime plus one percent and is secured by a demand debenture for a maximum of $25.0 million providing a floating charge over all assets of the Company and a letter of undertaking not to encumber or dispose of assets, other than in the normal course of business without consent of the financial institution and to provide security under section 426 of the Bank Act and/or assign natural gas contracts. The $6.0 million borrowing base is subject to an annual review by the bank and there can be no assurance that the credit facility available upon the next scheduled review will not be reduced. The next scheduled review is for April 1, 2011.

At December 31, 2010, $3,574,852 (2009 – $3,360,836) was drawn against the revolving line of credit, and a letter of credit of $7,500 was held against this credit line. The Company is in compliance with its bank covenants as at December 31, 2010.

6. RESTRICTED CASH and LETTER OF GUARANTEE

	2010	2009
	$	$
Asset
Restricted cash (US $2.3 million) – Ecuador	2,327,364	2,457,281
Restricted cash (US $450k) – Pakistan (Sujawal)	—	—
Restricted cash (25.9 Rupees) – Pakistan (Sukkur)	301,466	321,980

Total restricted cash	2,628,830	2,779,261

Accounts Payable and Accrued Liabilities
Provision for Pakistan – 25.9 rupees	301,466	321,980
Provision for Pakistan – US $450k	—	482,490

	301,466	804,470

Letter of Guarantee to Petroleos del Ecuador, PetroEcuador	2,327,364	2,457,281

Total provisions and guarantees	2,628,830	3,261,751

During 2008, the Company completed the acquisition of Bellwether International Inc., the holder and operator of the Charapa Hydrocarbon Concession Contract, Ecuador. With this transaction, the Company obtained all right, title and interest to funds that provide a performance letter of guarantee under the terms and conditions of the Charapa Contract. On February 2, 2011, Bellwether International Inc. was notified that the service contract for the Charapa field would not be renewed. Bellwether is in the process of negotiating its exit from Ecuador, and anticipates that it will not recover the Letter of Guarantee to Petroleos del Ecuador, PetroEcuador.

Also, in 2008, the Company issued unconditional, irrevocable bank guarantees in favor of Mari Gas Company Limited with respect to the Sujawal and Sukkur blocks in Pakistan, in relation to petroleum exploration, development and production in Pakistan, to guarantee the Company’s financial obligations. On May 14, 2010, a settlement was reached between the Company and its partners in the Sujawal and Sukkur blocks, for the partners to take over the Company’s interest, as well as the Company’s liabilities with respect to these blocks. Subsequently, the Company received releases for both its bank guarantees. However, the Company still continues to recognize a provision against the restricted cash of $301,466 (25.9 million Rupees) until the funds have been recovered and received in Canada.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

7. SHARE CAPITAL

Authorized

Unlimited number of Class A common voting shares

Unlimited number of Class B common non-voting shares

Unlimited number of Class A preferred voting, 7%, non-cumulative, redeemable shares

Common shares

Common shares, voting	Number	$
Balance at December 31, 2010 and 2009	16,096,084	21,546,430

Warrants

The following table summarizes outstanding warrants at December 31, 2010:

	Number of Warrants	$
Balance, December 31, 2009	1,414,644	493,234
Expired	(1,084,000)	(460,523)

Balance, December 31, 2010	330,644	32,711

In addition to the above warrants, the Company issued 212,000 warrants to the agent for a fair value of $100,914, which is recorded in contributed surplus. The agent warrants expired September 18, 2010.

	Number of Warrants	Weighted Average Exercise Price $	Expiry date
Issued with private placement	330,644	3.25	November 30, 2011
Issued with private placement	1,084,000	2.00	September 18,2010
Agents warrants, private placement	212,000	1.25	September 18,2010

Balance, December 31, 2009	1,626,644	1.82
Expired	(1,296,000)	1.88

Balance, December 31, 2010	330,644	3.25

The Company had extended the expiry date of the 330,644 warrants issued on December 29, 2007 in connection with a non-brokered private placement of units from November 30, 2008 to November 30, 2011. The fair value of each warrant extended by the Company was estimated using the Black-Scholes option pricing model assuming no dividends would be paid on common shares, a risk free interest rate of three percent on an average life of three years and a volatility of 70% resulting in a fair value of $32,711 in aggregate, or $0.10. As at December 31, 2010, no warrants were exercised.

Stock Options

The Company has a stock option plan whereby up to 10% of the issued and outstanding common shares may be granted under option to employees, directors and other persons who provide ongoing management or consulting services to the Company. Stock option exercise price is a fixed price not less than the fair value of the stock on the

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

7. SHARE CAPITAL (cont’d)

day preceding the grant date. Options vest over a three year period, with one third of the number granted vesting on each of the first, second and third anniversary dates from the date of grant. Options have a five year term to maturity.

The following table reconciles the Company’s contributed surplus:

	2010 $	2009 $
Balance, beginning of year	1,641,752	1,442,394
Stock-based compensation (1)	187,087	199,358
Value of expired warrants	460,523	—

Balance, end of year	2,289,362	1,641,752

(1)	Stock-based compensation value that was recognized for the vested portion of forfeit options was $41,900 in 2010 (2009 – $87,000).

The fair value of the options granted during the years ended December 31, 2010 and 2009 were estimated on the date of grant using the Black-Scholes option pricing model with weighted average assumptions and resulting values for grants as follows:

	2010	2009
Fair value of options granted	$0.39	$0.26
Risk-free interest	2.36%	2.36%
Expected life	5 years	5 years
Expected volatility	76.9%	87.6%
Dividend per share	Nil	Nil

The following table sets forth a reconciliation of the plan activity through December 31, 2010:

	Number of Options	Weighted Average Exercise Price
Balance, December 31, 2008	630,000	$1.31
Granted	255,000	$1.00

Balance, December 31, 2009	885,000	$1.22
Granted	740,000	$0.58
Forfeiture	(410,000)	$1.20

Balance, December 31, 2010	1,215,000	$0.84

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

7. SHARE CAPITAL (cont’d)

The following table summarizes stock options outstanding and exercisable under the plan at December 31, 2010:

Range of exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.50 - $0.99	790,000	4.3 years	$0.58	16,667	$0.70
$1.00 - $1.49	395,000	3.1 years	$1.25	245,000	$1.25
$1.50 - $2.00	30,000	1.2 years	$2.00	30,000	$2.00

	1,215,000	3.9 years	$0.84	291,667	$1.26

Options to purchase 1,215,000 common shares for the year ended December 31, 2010 (2009 – 885,000) were not included in the calculation of the weighted average – diluted common shares outstanding, as they were anti-dilutive.

8. INCOME TAXES

The provision for taxes varies from the amounts that would be computed by applying the effective Canadian federal and provincial income tax rates to earnings before income taxes as shown below:

	2010 $	2009 $
Loss before income taxes	(4,220,002)	(8,223,798)
Corporate income tax rate	28.00%	29.00%

Recovery	(1,181,601)	(2,384,901)
Increase (decrease) resulting from:
Non-deductible expenses	6,972	70,303
Change of tax pool	(22,185)	586,860
Effect of change in tax rates	485,000	319,255
Other reconciling items	(20,573)	(3,557)

Future income tax recovery	(732,387)	(1,412,040)

The future tax liability at December 31, 2010 is comprised of the tax effect of temporary differences as follows:

	2010	2009
	$	$
Carrying values in excess of tax basis, net of asset retirement obligation	456,195	775,129
Share issue costs	28,805	(42,742)
Attributed Canadian royalty income carry forward	—	48,952

	485,000	781,339
Valuation allowance	(485,000)	(48,952)

Balance, end of year	—	732,387

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

9. SUPPLEMENTAL CASH FLOW INFORMATION

	2010	2009
	$	$
Changes in non-cash working capital – operating:
Accounts receivable	472,741	199,548
Prepaid expenses and deposits	(69,278)	(142,549)
Accounts payable and accrued liabilities	568,357	(872,387)

	971,820	(815,388)

Changes in non-cash working capital – investing:
Accounts receivable	59,615	59,615
Prepaid expenses and deposits	(113,172)	—
Accounts payable and accrued liabilities	(1,906,392)	1,135,851

	(1,959,949)	1,195,466

10. FINANCIAL RISK MANAGEMENT

The Company is subject to the following risks related to its financial instruments:

(i) Commodity price risk

The Company is exposed to fluctuations in commodity prices for natural gas, crude oil and natural gas liquids. Commodity prices are affected by many factors including supply, demand and the Canadian to US dollar exchange rate.

The Company has no financial or fixed price commodity contracts in place at December 31, 2010 and 2009.

(ii) Interest rate and cash flow risk

The Company’s revolving line of credit (Note 5) is exposed to fluctuations in Canadian interest rates and as such the required cash flow to service the debt will fluctuate as a result of changes in interest rates. The Company currently does not use interest rate hedges or fixed interest rate contracts to manage the Company’s exposure to interest rates. A change in interest rates of 1.0% would impact loss before taxes by approximately $36,000.

(iii) Foreign currency exchange rate risk

At December 31, 2010, the Company had $301,466 (PKR25, 960,880) of cash on deposit denominated in Pakistan rupees, and $2,327,364 (US$2.3 million), on deposit denominated in United States dollars. These amounts are in restricted cash accounts to support bank guarantees and performance bonds (Note 6). The Company has no net exposure risk relating to these amounts as there is an equal accrued liability. The Company had no outstanding forward foreign exchange contracts in place at December 31, 2010 and 2009.

(iv) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counter-party to a financial instrument fails to meet its contractual obligations, which arises principally from the Company’s receivables from purchasers of the Company’s petroleum and natural gas, joint venture partners and the counterparties to risk management contracts.

Receivables from purchasers of the Company’s petroleum and natural gas are normally collected on the 25th day of the month following production. The Company’s policy to mitigate credit risk associated with these balances is to establish marketing relationships with large, credit worthy petroleum marketers. The Company historically has not experienced any collection issues with its marketers of petroleum and natural gas and intentionally uses several marketers in order to diversify this risk. Joint venture receivables are typically collected within one to four months

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

10. FINANCIAL RISK MANAGEMENT (cont’d)

of the joint venture bill being issued to the partner. The Company attempts to mitigate the risk from joint venture receivables by obtaining partner approval of significant capital expenditures prior to commencement of the joint venture project and smaller partners are cash called to pay for their share of costs in advance of a project commencing. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent on industry factors such as commodity price fluctuations, escalating costs and the risk of unsuccessful drilling. In addition, further risk exists with joint venture partners as disagreements occasionally arise that increase the potential for non-collection. To offset this risk, the Company often has the ability to withhold production from joint venture partners in the event of non-payment. At December 31, 2010, the carrying amount of accounts receivable represents the maximum credit exposure. The Company does not have an allowance for doubtful accounts as at December 31, 2010, and did not provide for any doubtful accounts nor was it required to write-off any receivables during the year ended December 31, 2010.

As at December 31, 2010, accounts receivable are aged as follows:

$
Not past due (less than 90 days)	726,981
Past due (over 90 days)	62,684

Total	789,665

There are no material financial assets that the Company considers past due and at risk of collection. As at December 31, 2010, the Company’s accounts receivable balance consisted of $581,204 owing by natural gas marketers, or approximately 74% of accounts receivable.

(v) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The contractual maturities of accounts payable and accrued liabilities totaling approximately $1.9 million as at December 31, 2010 are due within one year, of which $620,000 relates to current trade accounts payable, $669,000 currently owing to joint interest partners and $347,000 of accrued costs consisting of general and administrative costs for 2010 annual audit, reserve reporting, annual general meeting costs and December 2010 royalty and operating costs, as well as $301,500 for international expenses – Pakistan.

Liquidity risks may necessitate the need for the Company to pursue equity issuances, obtain project or debt financing, or enter into joint arrangements. There is no assurance that the necessary financing will be available in a timely manner.

As at December 31, 2010, the Company had a working capital deficit of $4.1 million and access to a credit facility of $6.0 million (Note 5) of which $3.6 million was drawn at December 31, 2010.

(vi) Fair value of financial instruments

The Company’s financial instruments as at December 31, 2010 and 2009 include cash, accounts receivable, deposits, restricted cash, accounts payable and accrued liabilities, a revolving credit line and a letter of guarantee. The fair values of accounts receivable, deposits and accounts payable and accrued liabilities approximate their carrying amounts due to their short terms to maturity.

The revolving line of credit bears interest at prime plus one percent and accordingly fair value approximates the carrying value. The restricted cash balances are equal to their fair values.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

10. FINANCIAL RISK MANAGEMENT (cont’d)

The Company classifies the fair value of financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument.

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

Level 3 – Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

The Company’s cash and cash equivalents, restricted cash and letter of guarantee are classified as Level 1.

(vii) Capital management

The Company’s objective is to maintain a flexible capital structure which will allow it to execute its capital expenditure program, which includes expenditures in oil and gas activities which may or may not be successful. Therefore, the Company monitors the level of risk incurred in its capital expenditures to balance the proportion of debt and equity in its capital structure.

The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying petroleum and natural gas assets. The Company considers its capital structure to include shareholders’ equity and working capital as follows:

	2010 $	2009 $
Shareholders’ equity	13,956,098	17,256,729
Working capital:
Cash	28,759	51,990
Restricted cash	2,628,830	—
Accounts receivable	789,665	1,322,021
Prepaid expenses and deposits	446,439	263,988
Accounts payable and accrued liabilities	(1,937,892)	(3,354,392)
Letter of guarantee	(2,327,364)	—
Current portion of asset retirement obligations	(175,000)	—
Revolving line of credit	(3,574,852)	(3,360,836)

Working capital deficiency	(4,121,415)	(5,077,229)

Total Capital	9,834,683	12,179,500

The Company’s general policy is to maintain a sufficient capital base in order to manage its business in the most effective manner with the goal of increasing the value of its assets and thus its underlying share value. The Company’s objectives when managing capital are to maintain financial flexibility in order to preserve its ability to meet financial obligations, including potential obligations arising from additional acquisitions; to maintain a capital

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

10. FINANCIAL RISK MANAGEMENT (cont’d)

structure that allows the Company to favor the financing of its growth strategy using internally-generated cash flow and its debt capacity; and to optimize the use of its capital to provide an appropriate investment return to its shareholders. The Company strives to properly exploit its current asset base and to acquire top quality assets. To that end, the Company is not averse to maintaining a high ratio of debt to total capital if management determines the assets it is acquiring or the projects it is drilling are of high quality.

The Company manages its capital structure and makes adjustments by continually monitoring its business conditions including the current economic conditions, the risk characteristics of the Company’s petroleum and natural gas assets, the depth of its investment opportunities, current and forecasted net debt levels, current and forecasted commodity prices and other factors that influence commodity prices and funds from operations such as quality and basis differentials, royalties, operating costs and transportation costs.

In order to maintain or adjust the capital structure, the Company considers its forecasted funds from operations while attempting to finance an acceptable capital expenditure program including acquisition opportunities, the current level of operating facility credit available from the Company’s financial institution as a result of petroleum and natural gas reserve growth, the availability of other sources of debt with different characteristics than an operating facility, the sale of assets, limiting the size of the capital expenditure program and the issue of new equity if available on favorable terms.

The Company is in compliance with bank covenants. The Company’s operating facility is determined by the lender and based on the lender’s borrowing base model which is determined based on the Company’s petroleum and natural gas reserves.

11. COMMITMENTS AND CONTINGENCIES

The Company has an operating lease for office premises expiring August 31, 2011 which requires minimum monthly payments of $11,871 or $142,452 per year.

As a part of its ongoing operations, the Company is involved in potential litigation and claims. Management is of the opinion that there will be no material impact on the financial position, results of operations or liquidity of the Company, as a result of such claims.

During 2010, the Company reported a net recovery of international costs of $694,000 (2009 – $1.9 million expenses). The 2010 recovery is, in part, the result of the Company’s ability to negotiate settlement of any further activity and related liabilities for the Ecuador and Pakistan projects and to recover the liabilities established during 2009.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Reconciliation of consolidated financial statements to United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (“Canadian GAAP”), which differs in some respects from United States Generally Accepted Accounting Principles (“US GAAP”). Any differences in accounting principles as they pertain to the accompanying consolidated financial statements are immaterial except as described below:

The application of US GAAP would have the following effect on net income as reported for the years ended December 31, 2010 and December 31, 2009.

For the years ended December 31,	2010	2009
	$	$
Net loss, as reported	(3,487,718)	(6,820,694)
Adjustments
Depletion and depreciation, Note (a)	3,226,155	1,844,145
Ceiling test write-down, Note (a)	—	(6,680,697)

Net loss – US GAAP	(261,563)	(11,657,246)

Loss per common share – US GAAP
Basic and diluted	(0.02)	(0.72)

The application of US GAAP would have the following effect on the Consolidated Balance Sheets as reported:

As at December 31,	2010		2009
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP
Assets
Petroleum and natural gas assets, Note (a)	20,252,217	9,874,460	24,874,927	11,271,015
Liabilities and shareholders’ equity
Future income tax liability, Note (b)	—	—	732,387	—
Share capital, Note (b)	21,546,430	22,864,905	21,546,430	22,864,905
Deficit, Note (a) (b)	(9,912,405)	(21,608,637)	(6,424,687)	(20,614,687)

There would be no impact to the Consolidated Statement of Cash Flows for the years ended December 31, 2010 and 2009.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

The above noted differences between Canadian GAAP and US GAAP are the result of the following:

(a) Full cost accounting

The full cost method of accounting for crude oil and natural gas operations under Canadian and US GAAP differ in the following respects.

Depletion and depreciation on property and equipment is provided using the unit-of-production method under Canadian and US GAAP. Both methods use proved reserves to determine the rate. However, for Canadian GAAP, proved reserves are determined using forecasted prices whereas US GAAP applies average constant prices. This reconciling item resulted in a $3.2 million decrease to depletion and depreciation expense for US GAAP purposes during the period ended December 31, 2010 (2009 – $1.8 million decrease).

Under US GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost center do not exceed the sum of the present value, discounted at 10%, of the estimated average constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Prices for estimating reserves in 2009 and thereafter were based on the 12-month average pricing on the first day of each month in the prior year. Prior to 2009 the Company used prices in effect at the end of the year to estimate reserves. Under Canadian GAAP, a similar impairment test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize forecasted pricing to determine whether impairments exist. If impairment exists, then the amount of the write-down is determined using the fair value of reserves. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

The Company has completed an impairment test calculation at December 31, 2010 and the ceiling threshold exceeded the carrying value of assets, indicating no impairment. At December 31, 2009, the carrying value of the assets exceeded the ceiling threshold and a $6.7 million impairment was charged to earnings (December 31, 2008 - $8.8 million impairment)

(b) Future income taxes

Under US GAAP, enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted tax rates.

US GAAP requires flow-through shares be recorded at their fair value without any adjustment for the renouncement of the tax deductions and any temporary difference resulting from the renouncement must be recognized in the determination of tax expense in the year incurred.

The cumulative retained earnings and share capital adjustment relating to flow-through shares issued was $1.3 million.

At December 31, 2008, under Canadian GAAP, the Company had a future income tax liability balance of $2.1 million. The future income tax liability was reduced to $nil in 2008 as a result of a $8.8 million impairment determined under US GAAP. A full valuation allowance was taken on any future income tax assets as at and subsequent to December 31, 2008 due to uncertainties associated with the Company’s historical earnings performance and its ability to utilize these balances in the future.

International Sovereign Energy Corp.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

(c) Recent accounting pronouncements

New and revised accounting pronouncements have been evaluated by the Company and it was determined that that there were no standards which would have a significant impact to the Company.